Exhibit 99.1

UCP REPORTS FIRST QUARTER 2017 RESULTS

- Earnings Grew Significantly to $0.14 Per Share of Class A Common Stock -
- Revenue from Homebuilding Operations Increased 37.8% to $94.0 million -
- Net New Home Orders Grew 20.0% to 270 -
- Signed Agreement in April 2017 to Merge with Century Communities, Inc. to Create a Leading U.S. Homebuilding Platform with Approximately 25,000 Lots in 10 States -

San Jose, California, May 4, 2017. UCP, Inc. (“UCP” or the “Company”) (NYSE: UCP) today announced its results of operations for the three months ended March 31, 2017.

Selected First Quarter 2017 Metrics Compared to First Quarter 2016

•	Earnings increased to $0.14 per share of Class A common stock

•	Revenue from homebuilding operations increased 37.8% to $94.0 million

•	Homes delivered increased 35.3% to 226

•	Homebuilding gross margin was 18.3%, compared to 17.6%, and adjusted homebuilding gross margin was 21.0%, compared to 19.9%

•	Net new home orders increased 20.0% to 270 units

•	Selling, general and administrative expense as a percentage of total revenue improved to 14.4%, compared to 16.6%

•	Backlog on a dollar basis increased 29.6% to $176.6 million

Dustin Bogue, President and Chief Executive Officer of UCP, stated, “2017 is off to a strong start with very positive results across nearly all metrics, including a significant rise in earnings to $0.14 per share of Class A common stock. The continuation of strong momentum in our markets and the expanded reach of our Benchmark brand was evident with first quarter home deliveries growing 35.3% and homes in backlog up 32.2% compared to the prior period. We are especially pleased to report an improvement in homebuilding gross margin, in part driven by our careful balancing of price and pace, along with ongoing efforts to tightly manage construction costs. Our previously announced sales training and marketing initiatives are progressing according to plan, as we stay disciplined on overall SG&A spend to continue producing favorable leverage on higher revenues. We remain committed to striving for operational excellence in all facets of our business to capitalize on strong housing fundamentals in our key markets.”

First Quarter 2017 Operating Results
Net income increased to $3.5 million, compared to $0.2 million in the prior year period. Net income attributable to stockholders of UCP was $1.1 million, or $0.14 per share of Class A common stock, compared to net income attributable to stockholders of UCP of $0.1 million, or $0.01 per share of Class A common stock, in the prior year period.

Homebuilding revenue increased 37.8% to $94.0 million, compared to $68.2 million in the prior year period. The improvement was driven by a 35.3% increase in homes delivered to 226, compared to 167 in the prior year period, led by increased deliveries of 40.0% in the West. The average selling price of a home increased 1.7% to approximately $416,000, compared to the prior year period, driven by an 18.6% increase in the Southeast.

Homebuilding gross margin percentage was 18.3%, compared to 17.6% in the prior year period. Adjusted homebuilding gross margin percentage was 21.0%, compared to 19.9% in the prior year period. Consolidated gross margin percentage was 18.3%, compared to 16.9% in the prior year period.

Sales and marketing expense was $5.1 million, compared to $4.1 million in the prior year period. As a percentage of total revenue, sales and marketing expense decreased to 5.4%, compared to 6.0% in the prior year period, due to cost controls as well as higher overall revenues.

General and administrative expense was $8.5 million, compared to $7.3 million in the prior year period. As a percentage of total revenue, general and administrative expense was 9.0%, down from 10.7% in the prior year period. As a percentage of total revenue, selling, general and administrative expense was 14.4% compared to 16.6% for the prior year, driven by higher revenue and continued focus on operational initiatives.

Net new home orders increased 20.0% to 270, compared to 225 in the prior year period, led by a 25.0% increase in net new home orders in the West. Net new home orders in the Southeast grew 2.0% to 50, compared to the prior year period. The average number of selling communities was 27 compared to 28 in the prior year period. Unit backlog at the end of the quarter was up 32.2% to 406, compared to 307 at the end of the prior year period. The backlog on a dollar basis increased 29.6% to $176.6 million, compared to $136.2 million at the end of prior year period.

Total lots owned and controlled were 8,049, compared to 6,638 at December 31, 2016 attributable to an increase in controlled lots in the three Southeast markets and Pacific Northwest market as the Company continues to prudently manage inventory and gain greater operating expense leverage in these rapidly growing divisions while striving to expand its return on equity and assets.

Stock Repurchase Program
In June 2016, the Company’s board of directors authorized a stock repurchase program, under which the Company may repurchase up to $5.0 million of its Class A common stock through June 1, 2018. As of March 31, 2017, the Company repurchased 146,346 shares of Class A common stock for approximately $1.2 million under this stock repurchase program. For the three months ended March 31, 2017, the Company had no stock repurchases.

Merger Agreement
On April 11, 2017 , UCP and Century Communities, Inc. (“Century”) (NYSE: CCS), a leading homebuilder of single-family homes, townhomes and flats in select U.S. markets, jointly announced the execution of a definitive merger agreement pursuant to which the companies would merge and create a combined company with an equity market capitalization of over $700 million and an enterprise value of over $1.3 billion. The combined company will operate in 10 states, 17 markets and 117 communities with approximately 25,000 total lots.

In the merger, each outstanding share of UCP Class A common stock will be converted into the right to receive $5.32 in cash and 0.2309 of a newly issued share of Century common stock. UCP's stockholders will own, on a pro forma basis, approximately 16.4% of the combined company. The transaction is expected to close by the end of the third quarter of 2017, subject to customary closing conditions, including the adoption of the merger agreement by UCP's stockholders.

Dustin Bogue, Chief Executive Officer of UCP, commented, "We look forward to combining our business with Century. The significantly increased scale of our combined platform provides a geographically diverse portfolio with essentially no overlap and a very attractive opportunity for UCP stockholders to participate in the earnings growth, value accretion and enhanced prospects of a leading homebuilder for many years to come."

Webcast and Conference Call
As a result of the Company’s pending merger with Century, the Company does not plan to host a conference call or webcast in connection with its results for the first quarter of 2017.

About UCP, Inc.
UCP is a homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs, constructs and sells high-quality, single-family homes through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company’s pending merger with Century and the
Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company’s pending merger with Century and the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," “might,” "will," "should," “expects,” “plans,” "anticipates," “believes,” “estimates,” “predicts,” “potential,” “project,” “goal” "intend," or “continue,” or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended by amendment No. 1 thereto and other documents filed by the Company with the Securities and Exchange Commission. In addition, with respect to forward-looking statements relating to the proposed merger with Century, important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the risk that the necessary stockholder approvals may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed merger will not be consummated in a timely manner; risks that any of the closing conditions to the proposed merger may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed merger; the risk that Century is unable to retain its investment grade rating; failure to realize the benefits expected from the proposed merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; the future cash requirements of the combined company; general worldwide economic uncertainties; failure to promptly and effectively integrate the merger; and the effect of the announcement of the proposed merger on the ability of Century and UCP to retain customers and retain and hire key personnel, maintain relationships with suppliers, on their operating results and businesses generally.

Homebuilding adjusted gross margin and land development adjusted gross margin are non-GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measure is presented in Appendix A hereto.

Important Additional Information and Where to Find It
In connection with the offering and sale of shares of Century common stock in the merger, Century will file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to the shares to be issued in the merger and a preliminary and definitive proxy statement for the stockholders of UCP (the “Proxy Statement”), which UCP will mail to its stockholders. The definitive Registration Statement and the Proxy Statement will contain important information about the merger and related matters. WE URGE INVESTORS AND STOCKHOLDERS TO CAREFULLY READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CENTURY, UCP AND THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the Registration Statement, Proxy Statement and other documents (when they become available) filed with the SEC by Century and UCP free of charge at the SEC’s website, www.sec.gov. In addition, copies will be available free of charge by accessing Century’s website at www.centurycommunities.com by clicking on the “Investors” link, then clicking on “Financial Information” and then clicking on the “SEC Filings” link or by accessing the Investor Relations section of UCP’s website at www.unioncommunityllc.com.

No Offer or Solicitation
The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act and otherwise in accordance with applicable law.

Participants in the Merger Solicitation
UCP, PICO Holdings, Inc., UCP’s majority stockholder (“PICO”) (NASDAQ: PICO), Century, and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of UCP in respect of the proposed merger contemplated by the Proxy Statement. Information about UCP’s directors and executive officers is set forth in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016, which was filed with the SEC on April 28, 2017, information about PICO’s directors and executive officers is set forth in its definitive proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2017, and information about Century’s directors and executive officers is set forth in its definitive proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2017, in each case, together with any subsequent current reports on Form 8-K filed pursuant to Item 5.02, as applicable to UCP, PICO and Century. These documents are available free of charge from the sources indicated above, from UCP at the Investor Relations section of its website (http://www.unioncommunityllc.com), from PICO’s website (http://investors.picoholdings.com) and from Century’s website (http://www.centurycommunities.com).

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media Relations:
Matthew Chudoba
matthew.chudoba@icrinc.com

UCP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$34,270	$40,931
Restricted cash	1,547	1,547
Total cash, cash equivalents and restricted cash	35,817	42,478
Real estate inventories	389,379	373,207
Fixed assets, net	855	883
Intangible assets, net	82	101
Receivables	3,677	5,628
Deferred tax assets, net	5,227	5,482
Other assets	7,081	6,327
Total assets	$442,118	$434,106

Liabilities and equity
Accounts payable	$16,533	$18,435
Accrued liabilities	30,998	25,342
Customer deposits	4,526	2,449
Notes payable, net	87,001	86,658
Senior notes, net	74,550	74,336
Total liabilities	213,608	207,220

Commitments and contingencies (Note 11)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding as of March 31, 2017; no shares issued and outstanding as of December 31, 2016	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,104,660 issued and 7,958,314 outstanding as of March 31, 2017; 8,042,834 issued and 7,896,488 outstanding as of December 31, 2016	81	80
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding as of March 31, 2017; 100 issued and outstanding as of December 31, 2016	—	—
Additional paid-in capital	97,532	97,123
Treasury stock at cost; 146,346 shares as of March 31, 2017; 146,346 as of December 31, 2016	(1,250)	(1,250)
Accumulated earnings	5,821	4,675
Total UCP, Inc. stockholders’ equity	102,184	100,628
Noncontrolling interest	126,326	126,258
Total equity	228,510	226,886
Total liabilities and equity	$442,118	$434,106

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended March 31,
	2017	2016
REVENUE:
Homebuilding	$94,002	$68,225
Land development	496	—
Total revenue:	94,498	68,225

COSTS AND EXPENSES:
Cost of sales - homebuilding	76,653	56,206
Cost of sales - land development	475	461
Impairment on real estate	102	—
Total cost of sales	77,230	56,667
Gross margin - homebuilding	17,349	12,019
Gross margin - land development	21	(461)
Gross margin - impairment on real estate	(102)	—
Total gross margin	17,268	11,558
Sales and marketing	5,149	4,076
General and administrative	8,502	7,275
Total expenses	13,651	11,351
Income from operations	3,617	207
Other income, net	460	28
Net income before income taxes	$4,077	$235
Provision for income taxes	(621)	(5)
Net income	$3,456	$230
Net income attributable to noncontrolling interest	$2,310	$134
Net income attributable to UCP, Inc.	1,146	96
Other comprehensive income, net of tax	—	—
Comprehensive income	$3,456	$230
Comprehensive income attributable to noncontrolling interest	$2,310	$134
Comprehensive income attributable to UCP, Inc.	$1,146	$96

Earnings per share of Class A common stock:
Basic	$0.14	$0.01
Diluted	$0.14	$0.01

Weighted average shares of Class A common stock:
Basic	7,950,723	8,021,747
Diluted	8,102,962	8,022,601

UCP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended March 31,
	2017	2016
Operating activities
Net income	$3,456	$230
Adjustments to reconcile net income to net cash used in operating activities:
Stock-based compensation	417	185
Excess income tax benefit from stock based awards	(61)	—
Abandonment charges	102	419
Impairment on real estate inventories	102	—
Depreciation and amortization	143	156
Fair value adjustment of contingent consideration	—	8
Deferred income taxes, net	255	—
Changes in operating assets and liabilities:
Real estate inventories	(15,348)	(10,839)
Receivables	1,951	(71)
Other assets	(740)	1,104
Accounts payable	(1,902)	(2,697)
Accrued liabilities	5,229	(1,230)
Customer deposits	2,077	454
Income taxes payable	427	(64)
Net cash used in operating activities	(3,892)	(12,345)
Investing activities
Purchases of fixed assets	(106)	(22)
Net cash used in investing activities	(106)	(22)
Financing activities
Distribution to noncontrolling interest	(1,909)	—
Proceeds from notes payable	39,771	35,476
Repayment of notes payable	(39,375)	(33,112)
Debt issuance costs	(871)	(12)
Withholding taxes paid for vested RSUs	(279)	(45)
Net cash (used in) provided by financing activities	(2,663)	2,307
Net decrease in cash, cash equivalents and restricted cash	(6,661)	(10,060)
Cash, cash equivalents and restricted cash – beginning of period	42,478	40,729
Cash, cash equivalents and restricted cash – end of period	$35,817	$30,669

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$10	$6
Issuance of Class A common stock for vested restricted stock units	$1,007	$113

Supplemental cash flow information
Income taxes paid	$—	$70

Appendix A
Select Operating Data by Region

	Three months ended March 31,
	2017	2016	% Change
Revenue from Homebuilding Operations (in thousands)
West	$76,969	$56,758	35.6%
Southeast	$17,033	$11,467	48.5%
Total	$94,002	$68,225	37.8%

Homes Delivered
West	161	115	40.0%
Southeast	65	52	25.0%
Total	226	167	35.3%

Average Selling Price for Home Sales (in thousands)
West	$478	$494	(3.2)%
Southeast	$262	$221	18.6%
Total	$416	$409	1.7%

Net New Home Orders
West	220	176	25.0%
Southeast	50	49	2.0%
Total	270	225	20.0%

Average Selling Communities
West	18	19	(5.3)%
Southeast	9	9	—%
Total	27	28	(3.6)%

Backlog Units
West	316	246	28.5%
Southeast	90	61	47.5%
Total	406	307	32.2%

Backlog Dollar Basis (in thousands)
West	$150,575	$122,026	23.4%
Southeast	$26,021	$14,194	83.3%
Total	$176,596	$136,220	29.6%

Owned Lots
West	3,052	3,761	(18.9)%
Southeast	1,254	861	45.6%
Total	4,306	4,622	(6.8)%

Controlled Lots
West	1,118	407	174.7%
Southeast	2,625	320	720.3%
Total	3,743	727	414.9%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended March 31,
	2017	%	2016	%
	($ in thousands)
Consolidated Gross Margin & Adjusted Gross Margin
Revenue	$94,498	100.0%	$68,225	100.0%
Cost of Sales	77,230	81.7%	56,667	83.1%
Gross Margin	17,268	18.3%	11,558	16.9%
Add: interest in cost of sales	2,361	2.5%	1,539	2.3%
Add: impairment and abandonment charges	204	0.2%	419	0.6%
Adjusted Gross Margin(1)	$19,833	21.0%	$13,516	19.8%
Consolidated Gross margin percentage	18.3%		16.9%
Consolidated Adjusted gross margin percentage(1)	21.0%		19.8%

Homebuilding Gross Margin & Adjusted Gross Margin
Homebuilding revenue	$94,002	100.0%	$68,225	100.0%
Cost of home sales	76,755	81.7%	56,206	82.4%
Homebuilding gross margin	17,247	18.3%	12,019	17.6%
Add: interest in cost of home sales	2,350	2.5%	1,539	2.3%
Add: impairment and abandonment charges	102	0.1%	—	—%
Adjusted homebuilding gross margin(1)	$19,699	21.0%	$13,558	19.9%
Homebuilding gross margin percentage	18.3%		17.6%
Adjusted homebuilding gross margin percentage(1)	21.0%		19.9%

Land Development Gross Margin & Adjusted Gross Margin
Land development revenue	$496	100.0%	$—	—%
Cost of land development	475	95.8%	461	—%
Land development gross margin	21	4.2%	(461)	—%
Add: interest in cost of land development	11	2.2%	—	—%
Add: Impairment and abandonment charges	102	20.6%	419	—%
Adjusted land development gross margin(1)	$134	27.0%	$(42)	—%
Land development gross margin percentage	4.2%		—%
Adjusted land development gross margin percentage(1)	27.0%		—%

*    Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable GAAP financial measure.